                                                                      EXHIBIT 2




                            ASSET PURCHASE AGREEMENT




                                 by and between




                            MARTIN INDUSTRIES, INC.

                                      and

                          EMPIRE COMFORT SYSTEMS, INC.



                               November 30, 2001




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                               TABLE OF CONTENTS


                                                                                                           PAGE NO.

ARTICLE 1 - ASSETS TO BE PURCHASED................................................................................1
   Section 1.1      Description of Purchased Assets...............................................................1
   Section 1.2      Retained Assets...............................................................................2
ARTICLE 2 - PURCHASE PRICE OF THE PURCHASED ASSETS................................................................3
    Section 2.1     Purchase Price................................................................................3
    Section 2.2     Purchase Price Allocation.....................................................................3
    Section 2.3     Reporting of Purchase Price Allocation........................................................4
    Section 2.4     Post-Closing Inventory Verification...........................................................4
    Section 2.5     Acknowledgment of Adjustments to the Purchase Price...........................................6
ARTICLE 3 - PAYMENT OF THE PURCHASE PRICE AND ASSUMPTION OF CERTAIN LIABILITIES...................................6
   Section 3.1      Assumption of Certain Liabilities.............................................................6
   Section 3.2      Payment of Purchase Price.....................................................................7
   Section 3.3      Assignment of Contract Rights.................................................................7
   Section 3.4      Execution of Assignment and Assumption Agreement..............................................7
ARTICLE 4 - THE CLOSING...........................................................................................8
   Section 4.1      The Closing...................................................................................8
   Section 4.2      Changes.......................................................................................8
   Section 4.3      Closing Date; Effective Time..................................................................8
ARTICLE 5 - DELIVERIES AT THE CLOSING.............................................................................8
   Section 5.1      Deliveries By Martin..........................................................................8
   Section 5.2      Deliveries by Buyer...........................................................................8
ARTICLE 6 - COVENANTS OF MARTIN...................................................................................9
   Section 6.1      Inspection....................................................................................9
   Section 6.2      Preservation of Business......................................................................9
   Section 6.3      Consents......................................................................................9
   Section 6.4      No Public Announcement........................................................................9
   Section 6.5      Watry Tooling................................................................................10
   Section 6.6      Inventory Levels.............................................................................10
ARTICLE 7 - POST-CLOSING COVENANTS OF MARTIN.....................................................................10
   Section 7.1      Non-Competition..............................................................................10
   Section 7.2      Further Assurances...........................................................................10
   Section 7.3      Availability of Employees....................................................................10
   Section 7.4      Call Forwarding..............................................................................10
   Section 7.5      Transition of Customers and Vendors..........................................................11
   Section 7.6      Transfer of Equipment and Other Purchased Assets.............................................11
ARTICLE 8 - COVENANTS OF BUYER...................................................................................11
   Section 8.1      Access to Records............................................................................11
   Section 8.2      Availability of Employees....................................................................12
   Section 8.3      No Public Announcement.......................................................................12
   Section 8.4      Product Liability Insurance..................................................................12
   Section 8.5      Removal of Purchased Assets..................................................................12
ARTICLE 9 - REPRESENTATIONS AND WARRANTIES OF MARTIN.............................................................12
   Section 9.1      Organization, etc............................................................................12


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
   Section 9.2      Good Title, etc..............................................................................12
   Section 9.3      No Litigation................................................................................13
   Section 9.4      Reserved.....................................................................................13
   Section 9.5      Contracts and Commitments....................................................................13
   Section 9.6      Intellectual Property........................................................................13
   Section 9.7      No Default...................................................................................14
   Section 9.8      No Undisclosed Liabilities...................................................................14
   Section 9.9      No Violation.................................................................................14
   Section 9.10     Certain Governmental Regulations.............................................................14
   Section 9.11     Approval.....................................................................................15
   Section 9.12     Tax Matters..................................................................................15
   Section 9.13     Suppliers and Customers......................................................................15
   Section 9.14     Warranty Claims..............................................................................15
   Section 9.15     No Untrue Statements.........................................................................15
   Section 9.16     Representations and Warranties to be True and Correct on the Closing Date....................15
   Section 9.17     Transfer Liability...........................................................................15
   Section 9.18     Product Defects..............................................................................16
   Section 9.19     Martin Information and Records...............................................................16
ARTICLE 10 - REPRESENTATIONS AND RESTRICTIVE COVENANTS OF BUYER..................................................16
   Section 10.1     Organization, etc............................................................................16
   Section 10.2     No Violation.................................................................................16
   Section 10.3     Payment of Liabilities Assumed...............................................................16
ARTICLE 11 - INDEMNIFICATION.....................................................................................17
   Section 11.1     Indemnity by Martin..........................................................................17
   Section 11.2     Notification to Martin and Related Matters...................................................17
   Section 11.3     Indemnity by Buyer...........................................................................18
   Section 11.4     Notification to Buyer........................................................................18
   Section 11.5     Limitations on Recourse......................................................................19
   Section 11.6     Escrow.......................................................................................19
   Section 11.7     Survival of Representations and Warranties...................................................19
ARTICLE 12 - CONDITIONS TO CLOSING APPLICABLE TO BUYER...........................................................20
   Section 12.1     Correctness of Warranties, etc...............................................................20
   Section 12.2     No Proceedings...............................................................................20
   Section 12.3     Satisfaction of Buyer and its Counsel........................................................20
   Section 12.4     Opinion of Counsel...........................................................................20
   Section 12.5     Consents.....................................................................................20
   Section 12.6     Officer's Certificates.......................................................................20
   Section 12.7     Condition of Inventory and Equipment.........................................................20
   Section 12.8     Vendor Releases..............................................................................20
ARTICLE 13- CONDITIONS TO CLOSING APPLICABLE TO MARTIN...........................................................21
   Section 13.1     Correctness of Warranties, etc...............................................................21
   Section 13.2     No Proceedings...............................................................................21
   Section 13.3     Satisfaction of Martin and its Counsel.......................................................21
   Section 13.4     Opinion of Counsel to Buyer..................................................................21
ARTICLE 14 - BROKERS.............................................................................................21
ARTICLE 15 - MISCELLANEOUS.......................................................................................22
   Section 15.1     Termination of Agreement.....................................................................22


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
   Section 15.2     Notices......................................................................................22
   Section 15.3     Governing Law; Arbitration...................................................................22
   Section 15.4     Table of Contents; Captions..................................................................22
   Section 15.5     Incorporation of Exhibits....................................................................23
   Section 15.6     Entire Agreement and Amendment...............................................................23
   Section 15.7     Successors and Assigns.......................................................................23
   Section 15.8     Counterparts.................................................................................23
ARTICLE 16 - BULK SALE OBLIGATION................................................................................23
ARTICLE 17 - SERVICING OF WARRANTY CLAIMS........................................................................23
   Section 17.1     Buyer's Warranty Coverage....................................................................23
   Section 17.2     Martin's Coverage of Costs...................................................................24
   Section 17.3     Warranty/Schedule............................................................................24
   Section 17.4     Warranty Escrow..............................................................................24
   Section 17.5     Expiration of Escrow.........................................................................25
   Section 17.6     Termination of Warranty Claims Obligations...................................................25
   Section 17.7     Right to Continue Warranty Coverage..........................................................25

                                LIST OF EXHIBITS


EXHIBIT                   DESCRIPTION

1.1(i)            Inventory

1.1(ii)           Equipment

1.1(iii)          Tradenames, Trademarks, Service Marks, Copyrights, Patents, Patent Rights and Production,
                  Manufacturing, Reproduction and Similar Rights

1.1(vi)           Leases, Purchase Orders, Sales Orders and Other Contracts to be Assumed

1.1(vii)          Prepaid Items and Deferred Charges

3.1(iv)           Other Obligations and Liabilities to be Assumed

3.2(v)            Martin Vendor Disbursements

9.3               Litigation

9.7               No Default

9.8               No Undisclosed Liabilities

9.9               No Violation

9.19              Martin Information and Records

12.8              Supplier Arrangements

12.9              Distributor Agreements

12.10             Vendor Releases

12.10(A)          Vendor Correspondence

17.2              Martin's Coverage of Costs

                                   SCHEDULES


Schedule A                 Form of Inventory Escrow Agreement

Schedule B                 Form of Warranty Claims Escrow Agreement

Schedule C                 Form of Representation and Warranty Escrow Agreement

Schedule D                 Form of General Assignment and Assumption Agreement

Schedule E                 Form of Non-competition Agreement by Martin

Schedule F                 Form of Opinion of Counsel to Martin

Schedule G                 Form of Opinion of Counsel to Buyer

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (hereinafter sometimes referred to as "this Agreement") made this 30 day of November, 2001, by and between Martin Industries, Inc., a Delaware corporation ("Martin"), and Empire Comfort Systems, Inc., an Illinois corporation ("Buyer");

                                  WITNESSETH:

         WHEREAS, Martin wishes to sell and transfer the assets constituting its Broilmaster gas barbeque grill product line and the business conducted by it in the manufacture and sale of its Broilmaster gas barbeque grill products (such business is hereinafter sometimes referred to as "The Acquired Business") to Buyer in exchange for cash and the assumption by Buyer of certain specified liabilities of Martin as herein provided;

         WHEREAS, Buyer wishes to acquire such assets and business of Martin all as hereinafter more fully set forth;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:


                                   ARTICLE 1.
                             ASSETS TO BE PURCHASED

         Section 1.1 Description of Purchased Assets. On the terms and subject to the conditions herein expressed, Martin agrees to sell, convey, transfer, assign, set over and deliver to Buyer on the Closing Date effective as of the Effective Time (as said terms are defined in Sections 4.1 and 4.3 hereof) the following specified assets owned by Martin and used or intended for use in the operation of The Acquired Business, regardless of where such assets are located:

         (i) the current inventories of raw materials, supplies, purchased parts to be incorporated in finished products, work-in-process and finished Broilmaster products, (the "Inventory"), as described as of November 14, 2001 at Exhibit 1.1(i) hereto, which exhibit shall be amended and replaced by an Addendum hereto following the Closing, as provided under Article 2 (Section 2.4) hereinbelow;

         (ii)     the tooling, molds, machinery and equipment described in
Exhibit 1.1(ii) hereto (indicating locations thereof) (the "Equipment");

         (iii) the tradenames, trademarks, service marks, copyrights and pending applications therefor described in Exhibit 1.1(iii) hereto;

         (iv) the patents and patent rights described in Exhibit 1.1(iii) hereto, the production rights, manufacturing rights, reproduction rights, trade secrets, know-how, processes,


                                       1
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formulae, licenses and designs for the Broilmaster products;

         (v) the marketing studies, customer lists, customer files, art work, supplier files, sales agent and manufacturers' representatives files, credit files, credit data, appraisals, valuations, and consulting studies, printed and other advertising, sales and promotional materials catalogues and supplies, and production materials related thereto, in each case relating to The Acquired Business and the assets purchased and the liabilities assumed by Buyer;

         (vi) all interests of Martin under the leases, purchase orders and other contracts described in Exhibit 1.1(vi) hereto, subject to Buyer crediting Martin with any prepaid items thereunder, prorated to the Effective Time;

         (vii) all Broilmaster stationery and other imprinted material and office supplies of The Acquired Business, business records of The Acquired Business (or copies thereof), including but not limited to all customer warranty cards and warranty records, and the rights to telephone numbers specific to The Acquired Business (as specifically noted in Section 1.1 (x) below) and the rights to any Uniform Product Codes of The Acquired Business;

         (viii) the Broilmaster website and domain name of www.broilmaster.com;

         (ix) all prototypes of Broilmaster products and products under development related to the Broilmaster product line including all drawings, schematic diagrams, specification sheets, testing protocols and testing results, and all computer software containing same, related to such prototypes and development products; and

         (x)      the following telephone numbers related to The Acquired
Business:

                  (800) 255-0403    Broilmaster Customer Service - Consumer Ad
                  (888) 255-0403    Broilmaster Recipe Book - Cook Book
                  (866) 705-2491    Broilmaster Customer Service - Web Site
                  (866) 351-8988    Broilmaster Customer Service - Trade Ad

Said assets, properties, interests and business of Martin to be so sold, conveyed, transferred, assigned, set over and delivered to Buyer on the Closing Date are herein sometimes collectively called the "Purchased Assets."

         Section 1.2       Retained Assets.

         (i) Martin shall on the Closing Date retain all of its assets other than those specifically identified in Section 1.1 above, including specifically any outdoor cooking products or outdoor cooking products in development that do not utilize the Broilmaster name or any related trademarks, do not utilize a cast aluminum cooking enclosure, or porcelanized cast iron cooking grid and are not intended for sale at retail price points between $300 and $1,600 (other than Martin's Stadium Trailer Grill), and all drawings, schematic diagrams, specification sheets, testing protocols and testing results, and all computer software containing same, related to such outdoor cooking products. Such retained product assets may be marketed or sold by Martin and will be specifically excluded from the provisions of the Agreement Not to Compete referenced under Section 7.1


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hereinbelow; provided, however, such retained assets may not be marketed or sold under the "Broilmaster" name.

         (ii) The assets of Martin related to The Acquired Business which are located in Canada as of the Closing Date are further excluded from the sale and purchase under this Agreement; provided, however, Martin shall neither market nor sell such Broilmaster finished products (the "Canadian Products") following the Closing Date, and provided further, that at such time as the Canadian Products may be sold and transferred to Buyer free of all liens or encumbrances at the time of payment therefor and may be freely transferred to Buyer in the United States without any tax or tariff, Martin will offer in writing to sell the Canadian Products to Buyer at 65% of the average sale price of Martin for each such Canadian Product for the 12 month period preceding the date of such offer. If Buyer does not accept such offer within thirty (30) days of receipt thereof, Martin will discard or destroy the Canadian Products in such a manner so as to insure that they are not salvageable or saleable by Martin or any third party thereafter. Nothing contained in the foregoing shall prohibit Martin from using, selling or salvaging any raw material or component inventory located in Canada other than the Canadian Products.


                                   ARTICLE 2.
                     PURCHASE PRICE OF THE PURCHASED ASSETS

         Section 2.1 Purchase Price. The Purchase Price (herein called the "Purchase Price") of the Purchased Assets shall be FOUR MILLION NINE HUNDRED SIXTY EIGHT THOUSAND FORTY AND 00/100 Dollars ($4,968,040.00) plus the assumption of those certain liabilities of Martin to be assumed by Buyer pursuant to the provisions of Section 3.1 hereof and subject to the final determination of Inventory value pursuant to the provisions of Section 2.4 hereof.

         Section 2.2 Purchase Price Allocation The Purchase Price shall be allocated among the Purchased Assets as follows:

         (i) Inventory - $1,692,040.00, subject to post-closing adjustment pursuant to the provisions of Section 2.4 hereinbelow;

         (ii)     Tools and Dies - $1,241,633.00;

         (iii)    Equipment - $447,650.00;

         (ii) Tradenames, patents, customer files, the Broilmaster website and domain name, and all other tangible and intangible assets referenced under
Section 1.1 (iii) through (x) hereinabove - $100,000.00;

         (iii) Covenant not to compete referenced under Section 7.1 hereinbelow - $100,000.00;

         (vi)     Goodwill - $1,386,717.00

         Section 2.3 Reporting of Purchase Price Allocation It is agreed that the above


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allocations of the Purchase Price, subject to final adjustments to Inventory value as provided herein, shall be reported by each party pursuant to Internal Revenue Code (Title 26 United States Code) Section 1060 to the Internal Revenue Service on IRS Form 8594, Asset Acquisition Statement, and further that the parties shall make such additional disclosures regarding this transaction as may be required by Internal Revenue laws, regulations or pronouncements consistent therewith.

         Section 2.4 Post-Closing Inventory Verification. In determining the amounts and value of Inventory to be purchased by Buyer and sold by Martin hereunder, the following procedures will apply:

         (i) prior to the date of this Agreement, Buyer has conducted a partial physical inventory of the Inventory as part of Buyer's due diligence review of this transaction;

         (ii) the quantity and value of Inventory as described as of November 14, 2001, are as set forth on Exhibit 1.1(i) attached hereto;

         (iii) as referenced under Section 7.6 below within ten (10) days following Closing, Buyer will arrange for the removal and transportation of the Inventory from Martin's facilities to Buyer's facilities and will notify Martin of such arrangement, and Martin will cooperate in scheduling such transportation and the removal of Inventory from Martin's facilities for transport by the Buyer, including, but not limited to, making Martin's facilities available to the Buyer and Buyer's transportation services at all reasonable hours, including times before and after normal business operation hours, and assistance in locating and identifying all items of Inventory which are subject to this Agreement;

         (iv) at the time Inventory items are loaded and shipped from Martin's facilities, Martin's personnel will conduct a complete physical inventory of the items shipped and will provide a bill of lading and a detailed record thereof to Buyer within five (5) days of shipment of Inventory items from Martin (with a copy of the bill of lading and detailed record thereof to be provided to Buyer by facsimile within twenty-four (24) hours of the time of shipment) including, at Buyer's request, copies of all physical inventory account records maintained during the course of shipping of the Inventory items;

         (v) Buyer will have the option, at Buyer's expense, to have one or more employees or agents of Buyer on hand to observe and verify the physical inventory to be conducted by Martin upon shipment of Inventory items as referenced under Section 2.4 (iv) above and such employees or agents shall have full and complete access to the Inventory as shipped and the inventory records maintained by Martin's personnel as may be reasonably required to verify quantities and conditions of Inventory shipped by Martin;

         (vi) the value of Inventory will be determined based upon the Martin's physical count of Inventory items shipped from Martin, subject to Buyer's verification as provided herein, and the Purchase Price to be paid by the Buyer to Martin for each Inventory item andtotal Inventory will be determined under the pricing schedule set forth on Exhibit 1.1(i) attached hereto;

         (vii) within five (5) days of the final shipment of Inventory from Martin facilities Martin will provide to Buyer a total of the purchased Inventory indicating the total physical count of

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each Inventory item shipped from Martin and total calculated price of the
Inventory based upon the pricing schedule referenced under Section 2.4(vi) above, together with Martin's Inventory work papers;

         (viii) the calculated value of the total purchased Inventory will be reduced by the sum of $409,279.00 representing the parties' agreed adjustment for obsolescense of Inventory items, which adjustment has been reflected in the indicated value of Inventory referenced in Section 2.2(i) above and Section 2.4(x) below;

         (ix) Buyer will have fifteen (15) days after receiving the purchased Inventory total from Martin, and Martin's inventory work papers, as referenced under Section 2.4 (vii) above, to deliver a written notice to Martin of any objections to the physical inventory count and the calculation of the final Inventory value. Any such notice of objection will be in writing and will state, in reasonable detail, the basis for each objection and the amount of adjustment that the Buyer proposes related thereto. If Buyer and Martin cannot agree through negotiations with respect to the final physical Inventory and/or calculation of the final Inventory value within thirty (30) days after Martin's receipt of such notice of objection, or such later date as may be agreed upon by Buyer and Martin, the dispute will be resolved by arbitration in accordance with Section 15.3 hereinbelow. Any items not disputed by Buyer shall be deemed agreed upon between Buyer and Martin and the amount of such agreed upon items (unless already paid to Martin at Closing) will be paid out of the Inventory Escrow Account as referenced hereinbelow. Any disputed amount will remain in escrow pending resolution through agreement of the parties or arbitration. The determination of the arbitrator shall be binding on and conclusive with respect to the matters determined therein and the final physical inventory and valuation thereof will be adjusted accordingly for all purposes under this Agreement;

         (x) based upon the Buyer's preliminary verification of Inventory and Martin's indicated value of Inventory as of November 14, 2001, as described at Exhibit 1.1(i), the sum of $1,592,040.00 will be paid to Martin for the Inventory at Closing and the sum of $100,000.00 will be placed in escrow (subject to the provisions of the Inventory Escrow Agreement set forth in Schedule A attached hereto), to pay the remaining balance due for purchased Inventory items, subject to the Buyer's post-Closing physical Inventory count, as referenced under Section 2.4 hereinabove;

         (xi) if the amount ultimately determined to be due for the Inventory exceeds the amount paid by the Buyer to Martin at Closing plus that amount available in the Inventory Escrow Account, (totaling $1,692,040.00), such amount plus the full amount in the Inventory Escrow Account will be paid by Buyer to Martin within ten (10) days of Buyer's receipt of written demand therefor;

         (xii) if the amount ultimately determined to be due upon the Inventory is between $1,592,040.00 and $1,692,040.00, that amount in excess of $1,592,040.00 will be paid out of the Inventory Escrow Account to Martin and the remaining balance of the Inventory Escrow will be refunded to Buyer with such amounts to be distributed from the Inventory Escrow Account by the Escrow Agent as provided under the terms of the Inventory Escrow Agreement;

         (xiii) if the amount ultimately determined to be due upon the Inventory is less than

$1,592,040.00 the entire balance of the Inventory Escrow Account will be refunded to Buyer and, in addition, Martin will remit to Buyer the difference between $1,592,040.00 and the final Inventory Valuation amount, within ten (10) days of Martin's receipt of Buyer's written demand therefor;

         (xiv) following the final determination of the value of Inventory under Section 2.4 (i) through (ix) above, Section 1.1 (i) shall be amended and replaced by an Addendum reflecting the Inventory received and purchased by Buyer in this transaction.

         (xv) the levels of Inventory to be purchased and sold hereunder are subject to that limitation referenced under Section 6.6 below.

         Section 2.5 Acknowledgment of Adjustments to the Purchase Price. The parties acknowledge the following adjustments reflected in the Purchase Price under Section 2.4 above:

         (i) the Purchase Price of the Tools and Dies was agreed upon by the parties at $1,241,633.00, as reflected in Section 2.2 (ii) above; that amount will be adjusted at Closing by $8,250.00 to reflect that amount advanced by Empire pursuant to Section 6.5 below.

         (ii)     the Purchase Price of the Inventory as reflected in Section
2.4 (i) above has been reduced by $409,279.00 for the obsolescence of Inventory pursuant to Section 2.4 (viii) above.


                  ARTICLE 3.PAYMENT OF THE PURCHASE PRICE AND
                       ASSUMPTION OF CERTAIN LIABILITIES

         Section 3.1 Assumption of Certain Liabilities. At the closing on the Closing Date, Buyer shall not be obligated to assume, and shall not assume, any of the liabilities and obligations of Martin whether existing as of the Effective Time or asserted after the Effective Time and relating to events that occurred before the Effective Time, or otherwise, except Buyer shall assume and agrees to pay, perform and discharge the following liabilities and obligations of Martin related to The Acquired Business as of the Effective Time, which shall be assumed by Buyer on the Closing Date as of the Effective
Time:

         (i) the future obligations of Martin as of the Effective Time under the leases and other contracts described in Exhibit 1.1(vi) hereto;

         (ii) provided that Martin's rights with respect thereto are validly assigned to Buyer, the obligations of Martin to fill sales orders for finished goods and parts with respect to The Acquired Business entered into in the ordinary course of business, provided that all consideration for such sales shall belong to Buyer, each such individual obligation of Martin to fill such sales orders as of the close of business on November 19, 2001, being listed in
Exhibit 1.1(vi) hereto; and

         Section 3.2 Payment of Purchase Price. The Purchase Price shall be paid on the Closing Date as follows:

         (i) Buyer shall remit to Union Planters Bank, N.A. (the "Escrow Agent") the sum of $100,000.00 by wire transfer of immediately available funds, which funds shall be held by the

Escrow Agent in accordance with the terms of the Inventory Escrow Agreement in the form of attached Schedule A ("Inventory Escrow Agreement"), which shall have been entered into by Martin, Buyer and the Escrow Agent on or prior to the Closing Date; and

         (ii) Buyer shall remit to Escrow Agent the sum of $200,000.00 by wire transfer of immediately available funds, which funds shall be held by the Escrow Agent in accordance with the terms of the Warranty Claims Escrow Agreement in the form of attached Schedule B ("Warranty Claims Escrow Agreement"), which shall have been entered into by Martin, Buyer and the Escrow Agent on or prior to the Closing Date; and

         (iii) Buyer shall remit to Escrow Agent the sum of $100,000.00 by wire transfer of immediately available funds, which funds shall be held by the Escrow Agent in accordance with the terms of the Representation and Warranty Escrow Agreement in the form of attached Schedule C ("Representation and Warranty Escrow Agreement"), which shall have been entered into by Martin, Buyer and the Escrow Agent on or prior to the Closing Date; and

         (iv) Buyer shall remit the sum of $8,250.00 to Watry Industries, Inc., as provided under Section 6.5 by check or wire transfer of immediately available funds; and

         (v) Buyer shall remit to those vendors of Martin those amounts as set forth on Exhibit 3.2 (v) hereto, by check or wire transfer of immediately available funds; and

         (vi) the balance of the Purchase Price ($4,559,790.00) shall be paid by Buyer to Martin's lender, AmSouth Bank, on the Closing Date by wire transfer of immediately available funds.

         Section 3.3 Assignment of Contract Rights. In connection with the sale and transfer of the Purchased Assets and on the terms and subject to the conditions herein expressed, Martin will assign, or cause to be assigned, to Buyer all of Martin's rights, title and interest in and to all contracts, leases and other agreements to be assumed by Buyer hereunder, and all guaranties, warranties and service contracts relating to the Equipment.

         Section 3.4       Execution of Assignment and Assumption Agreement.
In connection with the sale and transfer of the Purchased Assets and the assumption of the liabilities to be assumed by Buyer pursuant to Section 3.1 of this Agreement, Martin and Buyer shall as of the closing execute and deliver an Assignment and Assumption Agreement in substantially the form attached hereto as Schedule D for each lease and other contract, purchase orders, sales orders and other obligations and liabilities set forth in Exhibits 1.1(vi) hereto.


                                   ARTICLE 4.
                                  THE CLOSING

         Section 4.1 The Closing. The closing shall take place at the offices of Bradley Arant Rose & White LLP located at 2001 Park Place, Suite 1400, in Birmingham, Alabama at 10:00 a.m., local time, on November 30, 2001, or at such other time and place as the parties may agree upon in writing.

         Section 4.2 Changes. Agreements to change or extend times and places permitted by Section 4.1 hereof may be made by an instrument or instruments in writing signed by an officer of Buyer and an officer of Martin.

         Section 4.3 Closing Date; Effective Time. For purposes of this Agreement, the term "Closing Date" shall mean the date on which the closing shall occur. For purposes of this Agreement, the term "Effective Time" shall mean the time of the completion of the closing on the Closing Date.


                                   ARTICLE 5.
                           DELIVERIES AT THE CLOSING

         Section 5.1 Deliveries By Martin. At the closing on the Closing Date, Martin shall deliver to Buyer, in addition to all other items specified elsewhere in this Agreement, the following:

         (i) the Purchased Assets free and clear of all liens and encumbrances;

         (ii) such instruments of sale, conveyance, transfer, assignment, endorsement, direction or authorization as will be sufficient or requisite, in the reasonable opinion of Buyer and its counsel, to vest in Buyer, its successors and assigns, all right, title and interest, in and to the Purchased Assets;

         (iii)    the various documents referred to in Article 12 hereof;

         (iv) such assignments, and consents thereto, of the various franchises, leases, contracts, purchase orders, sales orders and commitments referred to in Section 3.1 hereof as will be sufficient or requisite, in the reasonable opinion of Buyer and its counsel, to vest in Buyer all of Martin's rights, powers and privileges thereunder;

         (v)      the agreement referred to in Section 3.4 hereof;

         (vi)     the agreements referred to in Sections 7.1 and 7.2 hereof;
and

         (vii)    the agreements referred to in Section 3.2 hereof.

         Section 5.2 Deliveries by Buyer. At the closing on the Closing Date, Buyer shall deliver to Martin the following:

         (i)      the various documents referred to in Article 13 hereof;

         (ii) documents (including, without limitation, the agreement referred to in Section 3.4 hereof) evidencing the assumption by Buyer of the liabilities and franchises, agreements, leases, contracts, purchase orders, sales orders, other obligations and liabilities, and commitments of Martin provided to be assumed by Buyer in Section 3.1 hereof; and

         (iii) the funds in payment of the Closing Purchase Price in accordance with the provisions of Section 3.2 hereof.

         (iv)     the agreements referred to in Section 3.2 hereof.


                                   ARTICLE 6.
                              COVENANTS OF MARTIN

         Martin covenants and agrees with Buyer that between the date hereof and the Closing Date:

         Section 6.1 Inspection. At all reasonable times Martin shall make its plants, inventories, books of account and records, and all market studies and reports, consultant studies and reports, manufacturers representatives agreements, customer lists, appraisals, valuation, and other material or information in the possession of Martin relating to The Acquired Business available for examination and inspection by Buyer and its agents.

         Section 6.2 Preservation of Business. With respect to The Acquired Business, Martin will, except as otherwise permitted herein, use reasonable efforts to preserve its business organization intact and to preserve its respective relationships with distributors, suppliers, producers, customers and others having business relationships with The Acquired Business. Martin will promptly notify Buyer in writing of any material adverse change in The Acquired Business as affected by changes in distributors, suppliers, producers or customers.

         Section 6.3 Consents. In each case where the properties, franchises, agreements, leases, contracts or other rights or commitments of Martin which are to be transferred to Buyer pursuant to this Agreement are not transferable or assignable to Buyer, or cannot be purchased or assumed by Buyer pursuant to this Agreement, without the consent of another party, Martin will at its expense obtain, prior to the Closing Date, all such consents of such other party to the transfer of such properties, franchises, agreements, leases, contracts, rights and commitments to Buyer pursuant to this Agreement; provided that in any case where required, Buyer will expressly assume the future obligations of Martin under any such franchise, agreement, lease, contract or other instrument.

         Section 6.4 No Public Announcement. Prior to the Closing Date, Martin will not make any press release or public announcement in respect to the transactions contemplated by this Agreement, except to the extent, if any, required by law (and in no event will any such press release or public announcement be made without reasonable advance notice thereof to Buyer and Buyer's written or facsimile consent which consent will not be unreasonably withheld).

         Section 6.5 Watry Tooling. In anticipation of the closing of this transaction, Martin has solicited from Watry Industries, Inc. of Sheboygan, Wisconsin, ("Watry") a bid proposal for repair of tooling owned by Martin but utilized by Watry in producing Broilmaster barbeque grill components for Martin. A copy of such proposal has been provided by Martin to Buyer and, subject to Buyer's prior approval, Martin will authorize the repair of that tooling by Watry. In connection therewith the Buyer will advance to Watry the cost of repair of such tooling in an amount not to exceed $8,250.00 which amount will be credited against the Purchase Price referenced under Article 3 hereinabove.

         Section 6.6 Inventory Levels. Martin will not purchase or acquire any Inventory items in addition to those listed on Exhibit 1.1 (i) hereto without the prior written consent of Buyer and Buyer will have no obligation to purchase any such additional Inventory items absent such prior written consent.


                                   ARTICLE 7.
                        POST-CLOSING COVENANTS OF MARTIN

         Martin covenants and agrees as follows:

         Section 7.1 Non-Competition. Martin will as of the Closing Date execute and deliver to Buyer an agreement to refrain from competition in substantially the form of the Covenant Not to Compete attached hereto as Schedule E.

         Section 7.2 Further Assurances. Upon the reasonable request of Buyer at any time and from time to time after the Closing Date, Martin will forthwith, at its own expense, execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and do all things necessary or proper, as Buyer or its counsel may reasonably request, in order to vest, perfect or confirm, of record or otherwise, the right, title and interest of Buyer, its successors and assigns, in and to the Purchased Assets and the assignment to, and assumption by Buyer of the franchises, agreements, leases, contracts and commitments to be assigned to, and assumed by Buyer pursuant to Sections 3.1 hereof or otherwise to carry out the purpose of this Agreement.

         Section 7.3       Availability of Employees.

         (i) Martin will, after the Closing Date, cooperate fully in providing to Buyer or its designees information necessary to prosecute or defend any third-party litigation for which Buyer is responsible for Martin hereunder relating to operation of The Acquired Business acquired by Buyer and will use Martin's best efforts to provide and make available the services of employees of Martin to participate in the preparation and prosecution or defense of such litigation, all at no charge to Buyer other than direct reasonable out-of-pocket expenses, which shall be charged to Buyer.

         (i) During the ninety (90) day period immediately following the Closing Date, Martin will provide 80 man hours by employees of Martin at the facilities of Buyer for the purpose of consulting with Buyer in the transition of the manufacture of Broilmaster gas barbeque grill products and to assist Buyer with respect to technical issues related to the manufacture and sale of Broilmaster gas barbeque grill products, as Buyer may request. During that ninety (90) period, Martin will also make available to Buyer up to a total of an additional 80 man hours of services of employees of Martin to assist Buyer with respect to technical issues related to the manufacture and sale of Broilmaster gas barbeque grill products, as Buyer may request from time to time. The initial 80 man hours provided by Martin during the ninety (90) day period following the Closing Date shall be at no charge to Buyer other than direct reasonable out-of-pocket expenses such as the cost of transportation and lodging for such employees, which shall be charged to Buyer. For the additional

80 man hours provided by Martin, Buyer shall pay such reasonable out-of-pocket expenses and be charged a reasonable hourly rate for time required to be spent by Martin employees on such assistance to Buyer; provided that Buyer shall not be charged for assistance provided by telephone or e-mail from Martin's facilities. Subject to the foregoing, Buyer shall have the right to bring such employees to Buyer's production facility for the purpose of rendering such technical assistance.

         Section 7.4 Call Forwarding. For a period of twelve (12) months following the Closing Date, Martin will refer to Buyer all telephone calls that it may receive during such period related to the manufacture, production, distribution or sale of Broilmaster gas barbeque grill products, at no cost to Buyer.

         Section 7.5 Transition of Customers and Vendors. For a period of three (3) months following the Closing Date, Martin will take such actions and sign such documents as Buyer may reasonably request to provide for the orderly transition from Martin to Buyer of Martin's vendors, suppliers, distributors and customers related to the Broilmaster gas barbeque grill line of products which actions will include, without limitation, the signing and mailing to such vendors, suppliers, distributors and customers letters advising such persons of the sale contemplated herein.

         Section 7.6 Transfer of Equipment and Other Purchased Assets. Within ten (10) days following Closing, Buyer will arrange for the removal and transportation of the Equipment and other Purchased Assets noted in Section 1.1
(i) through (x) from Martin's facilities to Buyer's facilities. Martin will cooperate in scheduling such transportation and removal of those Purchased Assets from Martin's facilities for transport by the Buyer including, but not limited to, making Martin's facilities available to the Buyer and Buyer's transportation services at all reasonable hours including times before and after normal business operation hours, and assisting in locating and identifying all such Purchased Assets.


                                   ARTICLE 8.
                               COVENANTS OF BUYER

         Section 8.1 Access to Records. Buyer agrees, for a period of five (5) years after the Closing Date, to preserve and protect, or, in the event Buyer wishes to destroy or discard such items, offer to surrender to Martin, all books and records of Martin delivered to Buyer pursuant to this Agreement, and Buyer's books and records maintained for eighteen (18) months after the closing relating to delivery of products to customers for the purpose of identifying whether Martin or Buyer is responsible for claims for loss or injury relating to the sale of products of The Acquired Business, and to afford, at Martin's expense, to the officers, employees and authorized representatives of Martin, reasonably free and full access for legitimate business purposes during normal business hours to such books and records; and, Buyer further agrees that such officers, employees and authorized representatives of Martin shall be free during such period to make copies of and to take notes from such books and records at Martin's expense.

         Section 8.2 Availability of Employees. Buyer will, after the Closing Date, cooperate fully in providing to Martin or Martin's designees information necessary to prosecute or defend any third-party litigation for which Martin is responsible relating to The Acquired Business at no charge to Martin other than direct reasonable out-of-pocket expenses, which shall be charged to

Martin.

         Section 8.3 No Public Announcement. Prior to the Closing Date, Buyer will not make any press release or public announcement in respect of the transactions contemplated by this Agreement, except to the extent, if any, required by law (and in no event will any such press release or public announcement be made without reasonable advance notice thereof to Martin and Martin's written or facsimile consent which consent will not be unreasonably withheld).

         Section 8.4       Removal of Purchased Assets. As referenced under
Section 7.6, within ten days (10) following Closing, Buyer will arrange for the removal and transportation of Equipment and other Purchased Assets noted in
Section 1.1 (i) through (x) from Martin's facilities to Buyer's facilities. Buyer will complete the removal of the Equipment from Martin's facilities prior to January 31, 2002. Buyer will complete the removal of the Inventory and other Purchased Assets (except the Equipment) from Martin's facilities prior to February 28, 2002. The foregoing time frames will apply unless delay in performance is occasioned by acts or events beyond Buyer's control including, but not limited to, fire, earthquake, strikes, acts of war, or acts of God.


                                   ARTICLE 9.
                              REPRESENTATIONS AND
                              WARRANTIES OF MARTIN

         Martin warrants and represents to and covenants with Buyer and its successors and assigns (which warranties, representations and covenants together with the other warranties, representations and covenants of Martin set forth in this Agreement or contained in any exhibit hereto, or in any certificate or other document required to be delivered to Buyer by Martin pursuant to this Agreement, shall, except as otherwise expressly provided herein, survive the closing hereof) as follows:

         Section 9.1 Organization, etc. Martin is a corporation, duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and all licenses, permits, authorizations and approvals (governmental, corporate or otherwise) necessary to own and operate its properties and to carry on The Acquired Business as it is now being conducted.

         Section 9.2 Good Title, etc. On the Closing Date, Martin will have good and marketable title to all of the Purchased Assets including, without limitation, the molds, tools and dies included in the Purchased Assets (except, as to Inventory only, as the same may have been sold or otherwise disposed of after the date hereof in the ordinary course of its business), subject to no mortgages, pledges, liens, encumbrances, rights of third parties or other charges of any kind. Each and every location where Inventory and Equipment are located are as set forth in Exhibits 1.1(i) and 1.1(ii).

         Section 9.3 No Litigation. There is no litigation at law or in equity, no arbitration proceeding and no proceeding before any commission or other administrative or regulatory authority pending, or to the knowledge of Martin threatened, against or affecting the Purchased Assets or The Acquired Business or Martin's right to carry on such businesses as conducted on the date hereof, except as set forth in Exhibit 9.3. Martin is not in default or in violation of any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality affecting The Acquired Business or the Purchased Assets.

         Section 9.4       [Reserved]

         Section 9.5 Contracts and Commitments. Exhibit 1.1(vi) contains a true and complete list and brief description of all contracts, agreements, purchase orders and sales orders to be assigned to and assumed by Buyer. Martin has in all respects performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under any of the contracts, agreements, purchase orders or sales orders described in said Exhibit 1.1(vi).

         Section 9.6       Intellectual Property

         (i) A schedule setting forth all federal and state trademarks, service marks, trade name or brand name registrations and copyright registrations, and all pending applications and applications to be filed, if any, therefor, owned or controlled by Martin that are used by Martin in The Acquired Business is contained in Exhibit 1.1(iii) hereto (such assets hereinafter sometimes collectively referred to as "Intellectual Properties"). No licenses, sublicenses, covenants or agreements have been granted or entered into by Martin in respect of or under any of such Intellectual Properties. Except as disclosed in Exhibit 1.1(iii) Martin owns the entire right, title and interest in and to any and all Intellectual Properties utilized in The Acquired Business and each item included in the Intellectual Properties is (i) in full force and effect, (ii) free and clear of all liens and encumbrances of every nature, (iii) not currently being challenged in any way, and (iv) not involved in any pending (or, to the knowledge of Martin threatened) interference proceeding.

         (ii) With respect to The Acquired Business, the operations of Martin, the manufacture, use and sale by Martin of its products, the use by Martin of its machinery, equipment and processes, the use of the products of Martin by its customers for the purpose for which sold, and the use of the patents, trademarks, service marks, trade names, brand names, copyrights, applications, licenses, inventions, proprietary processes and know-how, formulae and trade secrets and advertising, technical or other literature of Martin have not, and pending the closing will not, infringe, nor has Martin been advised of any claim of infringement, of any proprietary right, patent, trademark, service mark, trade name or copyright of others. Martin has the right and authority to use the Intellectual Properties and other intellectual property rights as are necessary to enable it to conduct and to continue to conduct all phases of The Acquired Business in the manner presently conducted and such use does not and will not conflict with, infringe on or misappropriate any patent or other intellectual property right of any other person.

         Section 9.7 No Default. Except as set forth in Exhibit 9.7, Martin is not on the date hereof, and on the Closing Date it will not be, in default under or in breach of the terms or conditions of any lease, contract or other agreement, obligation or liability to be assumed by Buyer, and there has not occurred, and on the Closing Date there will not have occurred, any event which after the giving of notice, or the lapse of time, or both would constitute a default under or breach of any of such leases, contracts or other agreements, obligations or liabilities to be assumed by Buyer.

         Section 9.8       No Undisclosed Liabilities. Except as set forth in
Exhibit 9.8, as of the date hereof, Martin has, and as of the Closing Date Martin will have, no material liability of any nature, whether accrued, absolute, contingent or otherwise, relating to The Acquired Business not disclosed in this Agreement or any certificate, exhibit or other instrument or list or information required to be furnished by Martin pursuant to this Agreement.

         Section 9.9 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not except as described in Exhibit 9.9 hereto, or otherwise disclosed in this Agreement

         (i) violate, conflict with or result in a breach of or default under any of the terms, provisions or conditions of the articles of incorporation or bylaws, of Martin or any statute, regulation or court or administrative order or process, or any agreement or instrument to which Martin is a party or by which it or any of its properties or assets, is bound;

         (ii) result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets under any of the foregoing;

         (iii) terminate, delay or give any party thereto the right to terminate, delay, amend, abandon, or refuse to perform any provision of any lease, contract or other agreement, obligation or liability to be assumed by Buyer; or

         (iv) require the consent of any other person or entity to the transfer or assignment to Buyer, or the purchase or assumption by Buyer, pursuant to this Agreement of the Purchased Assets and the properties, franchises, licenses, contracts, purchase orders, sales orders or other rights or commitments of Martin to be acquired by Buyer hereunder (or if any such consent is required, Martin shall have obtained the same on or before the Closing Date).

         Section 9.10 Certain Governmental Regulations. The Acquired Business of Martin has not been, and was not prior to the Effective Time, conducted in violation of any statute, law, ordinance or regulation of any governmental entity affecting The Acquired Business with respect to health and safety in plants and environmental and pollution control, including the disposition of hazardous or toxic waste materials. Martin has not received notice of and is not aware of any condition or event relating to The Acquired Business which by the passage of time would result in the violation of any such statute, law, ordinance or regulation of any governmental entity, or would require remedial action by Martin.

         Section 9.11 Approval. Martin, at the time of closing, will have taken all requisite corporate action to approve this Agreement and the transactions contemplated by this Agreement, and there shall have at the time of closing been delivered to Buyer certified copies of the resolutions duly adopted in connection therewith.

         Section 9.12 Tax Matters. All taxes, including, without limitation, income, property, sales, use, franchise, value added, employees' income withholding and social security taxes imposed by the United States, by any state, municipality, subdivision or instrumentality of the United States, or by any other domestic or foreign taxing authority, which are due and payable by

Martin, and all interest and penalties thereon, have been paid in full. Martin has, and at the Closing Date will have, filed all federal, state, county, local, foreign and other tax returns which are required to be filed, on or before the dates on which such returns are required to be filed. All such returns of Martin are true, correct and complete in all respects and reflect accurately all income, deductions, credits and liability for taxes of Martin. The sale by Martin of the Purchased Assets and Buyer's acquisition of the Purchased Assets will not result in the imposition of or liability for any sales, use or other transfer taxes.

         Section 9.13 Suppliers and Customers. Martin has no actual knowledge that any of Martin's customers or distributors will not continue to be customers or distributors of Buyer or that others having business relationships with Martin related to The Acquired Business will not continue to have such business relationships with Buyer.

         Section 9.14 Warranty Claims. Attached hereto as Exhibit 9.14 is a schedule setting forth warranty experience of Martin during 1998, 1999, 2000 and year to date to November 2, 2001 and detail with respect to warranty claims during the period from February to December 2000 and year to date 2001 related to Broilmaster gas barbeque grill products.

         Section 9.15 No Untrue Statements. Neither this Agreement, nor any certificate, or exhibit hereto, (including, but not limited to Exhibit 9.19 referenced in Section 9.19 below) or other instrument or list or information heretofore or hereinafter furnished by Martin to Buyer pursuant to this Agreement, contains, any untrue statement of a material fact or omits, to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         Section 9.16 Representations and Warranties to be True and Correct on the Closing Date. The representations and warranties set forth in Sections 9.1 through 9.19 hereof shall be true and correct on the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

         Section 9.17 Transferee Liability. Martin hereby represents that the value of the Purchased Assets represents approximately 20% of the value of Martin's business and accordingly the sale of the Purchased Assets contemplated herein is not a sale of all or substantially all of its business assets within the meaning of Section 271 of the Delaware General Corporation Law (the "Transferee Liability Laws") and/or the governing laws of Delaware or Alabama or the articles of incorporation, by-laws or other laws or agreements governing Martin (the "Corporation Governing Documents"). Based upon such representation Buyer hereby waives any requirement on the part of Martin to obtain a certificate of no tax due from the Delaware or Alabama Department of Revenue or any other state taxing authority and shareholder approval as may be required under Corporation Governing Documents. Martin hereby specifically agrees to indemnify and save and hold harmless Buyer from any and all claims, demands, causes of action, liability or loss of every kind and nature whatsoever including attorneys fees, costs and expenses, arising out of or resulting from any failure on the part of Martin and/or Buyer to comply with Transferee Liability Laws or Corporation Governing Documents in connection with the purchase and sale of The Acquired Business hereunder.

         Section 9.18 Product Defects. Martin has no actual knowledge of any defects in the design or manufacturing of the Broilmaster products which may result in faulty or defective performance by Broilmaster products or result in damage to property or injury to persons arising from the use of the Broilmaster products or in warranty claims for such products.

         Section 9.19 Martin Information and Records. Exhibit 9.19 attached hereto contains copies of documents and information provided by Martin to Buyer during Buyer's due diligence review of The Acquired Business. The information and documents contained in Exhibit 9.19 are expressly subject to the representation and warranty of Section 9.15 above which states that the same are true and correct.


                                  ARTICLE 10.
                        REPRESENTATIONS AND RESTRICTIVE
                               COVENANTS OF BUYER

         Buyer warrants and represents to and covenants with Martin as follows:

         Section 10.1 Organization, etc. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Illinois and has all necessary corporate power and authority to enter into this Agreement and the transactions contemplated hereby.

         Section 10.2 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of or default under any of the terms, provisions or conditions of the certificate of incorporation or by-laws of Buyer or any statute, regulation or any court or administrative order or process, or any agreement or instrument to which Buyer is a party or by which it, or its properties or assets is bound or result in the creation of any lien, charge or encumbrance upon any of the assets of Buyer under any of the foregoing.

         Section 10.3 Payment of Liabilities Assumed. Buyer shall pay and discharge all the liabilities and obligations of Martin that are assumed hereunder, when and as the same shall become due and payable or dischargeable.


                                  ARTICLE 11.
                                INDEMNIFICATION

         Section 11.1 Indemnity by Martin. Martin agrees to indemnify and hold harmless Buyer from and against any loss, damage or expense (including reasonable attorney's fees) suffered by Buyer, its successors or assigns resulting from:

         (i)      any breach by Martin of this Agreement;

         (ii) any inaccuracy in or breach of any of the representations, warranties or covenants made by Martin herein or in any Exhibit hereto;

         (iii) any inaccuracy or misrepresentation in any certificate or information required to be delivered hereunder by Martin in accordance with any provision of this Agreement;

         (iv) any claim or suit in which Buyer is involved alone or in conjunction with Martin, and resulting directly or indirectly from the alleged failure of Martin to pay any of the alleged liabilities or obligations of Martin or to fulfill any alleged contractual obligation of Martin; provided, however, Buyer shall not be entitled to assert any rights of indemnification hereunder to the extent that Buyer has assumed such liability hereunder, or with respect to claims that neither Buyer nor Martin is legally obligated to satisfy and that are paid by Buyer merely, in the reasonable judgment of Buyer, for customer relationships; and

         (v) any claim, demand, administrative proceeding or suit against Buyer, including, without limitation, any tort claim or demand and any claim or liability arising out of the manufacture or sale of products or the performance of services by Martin with respect to products and services constituting a part of The Acquired Business, to the extent that the acts, deeds, omissions or contractual undertakings giving rise to such claim, demand or liability were acts, deeds, omissions or contractual undertakings by Martin which shall have transpired, occurred or been done, performed or omitted prior to the Effective Time, other than the liability for which has been assumed by Buyer.

         Section 11.2 Notification to Martin and Related Matters. Upon obtaining knowledge thereof, Buyer shall promptly notify Martin in writing of any claim of loss, damage or expense which Buyer has determined has given or reasonably may give rise to a right of indemnification under this Agreement and shall specify details thereof, without regard to whether the amount of any loss, damage or expense has been finally determined, and Martin shall have a reasonable time to contest any such claim. If such claim or demand relates to a claim or demand by a third party against Buyer, Martin shall have the right to settle any such claim or demand (at Martin's expense and without admitting that Buyer had any liability with respect thereto) or to employ counsel reasonably acceptable to Buyer to defend any such claim or demand asserted against Buyer and Buyer shall have the right to cooperate in the defense of any such claim with counsel of Buyer's selection at Buyer's expense. So long as Martin is defending in good faith any such claim or demand, Buyer will not settle such claim or demand. Buyer shall make available to Martin or its representatives, all records and other materials required by them for their use in contesting any such claim or demand asserted by a third party against Buyer. Whether or not Martin so elects to defend any such claim or demand, Buyer shall have no obligation to do so. If such claim or demand relates to a claim or demand other than one asserted by a third party against Buyer, Buyer shall promptly notify Martin of Buyer's claim or demand against Martin and of Buyer's demand for indemnification hereunder. Martin shall then promptly pay to Buyer the amount of Buyer's claim or demand, if undisputed. In the event that Martin shall dispute such claim or demand or any portion thereof, Martin shall immediately notify Buyer in writing, specifying in detail the portion of such claim or demand (if less than all) which is disputed and the facts relied upon by Martin as a basis for such dispute. Martin and Buyer agree to negotiate in good faith to attempt to reach a resolution of any disputed claim or demand for indemnification hereunder in order to attempt to avoid resorting to arbitration as provided by this Agreement.

         Section 11.3 Indemnity by Buyer. Buyer agrees to indemnify and hold harmless Martin from and against any loss, damage or expense (including reasonable attorneys' fees) suffered by Martin resulting from

         (i)      any material breach by Buyer of this Agreement;

         (ii) any material inaccuracy in or breach of any of the representations, warranties or covenants made by the Buyer herein or in any Exhibit hereto;

         (iii) any liability under any franchise, lease, contract or commitment expressly to be assumed by Buyer pursuant to this Agreement to the extent assumed; and

         (iv) any suit in which Martin is involved alone or in conjunction with Buyer, and resulting directly or indirectly from alleged failure of Buyer to pay any of the alleged liabilities or obligations of Buyer or to fulfill any alleged contractual obligation of Buyer; provided, however, Martin shall not be entitled to assert any rights of indemnification hereunder to the extent that Martin has retained such liability.

         Section 11.4 Notification to Buyer. Upon obtaining knowledge thereof, Martin shall promptly notify Buyer of any claim or demand which Martin has determined has given or reasonably may give rise to a right of indemnification under this Agreement and Buyer shall have a reasonable time to contest any such claim. If such claim or demand relates to a claim or demand asserted by a third party against Martin, Buyer shall have the right to settle any such claim or demand (at the expense of Buyer and without admitting that Martin had any liability with respect thereto) or to employ counsel reasonably acceptable to Martin to defend any such claim or demand asserted against Martin, and Martin shall have the right to cooperate in the defense of any such claim with counsel of Martin's selection at Martin's expense. So long as Buyer is defending in good faith any such claim or demand, Martin will not settle such claim or demand. Martin shall make available to Buyer or its representatives all records and other materials required by them for their use in contesting any such claim or demand asserted by a third party against Martin. Whether or not Buyer so elects to defend any such claim or demand, Martin shall have no obligation to do so. If such claim or demand relates to a claim or demand other than one asserted by a third party against Martin, Martin shall promptly notify Buyer of Martin's claim or demand against Buyer and of Martin's demand for indemnification hereunder. Buyer shall then promptly pay to Martin the amount of Martin's claim or demand, if undisputed. In the event that Buyer shall dispute such claim or demand or any portion thereof, Buyer shall immediately notify Martin in writing specifying in detail the portion of such claim or demand (if less than all) which is disputed and the facts relied upon by Buyer as a basis for such dispute. Martin and Buyer agree to negotiate in good faith to attempt to reach a resolution of any disputed claim for indemnification hereunder in order to attempt to avoid resorting to a court of competent jurisdiction for such resolution.

         Section 11.5 Limitations on Recourse. Anything to the contrary contained herein notwithstanding:

         (a)      Martin shall not have any obligation to indemnify Buyer under
Section 11.1(i), (ii) or (iii) unless and until the aggregate amount of Martin's obligation thereunder exceeds $25,000 and then only to the extent such aggregate amount exceed $25,000; and

         (b)      Buyer shall not have any obligation to indemnify Martin under
Section 11.3 (i) and (ii) unless and until the aggregate amount of Buyer's obligation thereunder exceeds $25,000 and then only to the extent such aggregate amount exceeds $25,000; and

         (c)      Martin will have no liability to Buyer under Section 11.1(i),
(ii) or (iii) in excess of a sum equal to the dollar amount of the Purchase Price plus reasonable attorneys' fees, and other costs incurred by Buyer in enforcing the indemnification obligations of Martin hereunder, whether or not suit is filed.

         Section 11.6 Escrow. Upon notice to Martin specifying in reasonable detail the basis for an amount Martin owes to Buyer pursuant to
Section 11.1, Buyer may give notice of a claim in such amount under the Representation and Warranty Escrow Agreement. Buyer may not proceed against Martin for amounts alleged to be owing by Martin pursuant to Section 11.1 nor set-off any such amount owed by Martin against any amount owed by Buyer to Martin (other than as held in escrow under the Representation and Warranty Escrow Agreement) unless and until the liabilities set off against the amount held under the Representation and Warranty Escrow Agreement have reduced the amount held under the Representation and Warranty Escrow Agreement to zero.

         Section 11.7 Survival of Representations and Warranties. The representations and warranties contained in this Agreement and in any instrument, certificate, document or information delivered pursuant to this Agreement shall survive until November 30, 2002; provided, however, that Martin's representations in Sections 9.1, 9.2, 9.12, 9.17 and 9.18 shall survive until the expiration of the statute of limitations applicable thereto. The applicable period of survival for each representation and warranty is referred to herein as the "Survival Period." Any claim or cause of action (including, without limiting the generality of the foregoing, a claim for indemnification pursuant to Article 11) based upon or arising out of a breach of a representation or warranty made hereunder or in any instrument, certificate, document or information delivered pursuant thereto must be made in writing within the Survival Period or the party against which such claim is made shall have no liability with respect thereto.


                                  ARTICLE 12.
                   CONDITIONS TO CLOSING APPLICABLE TO BUYER

         The obligations of Buyer hereunder (including the obligation of Buyer to close the transactions and consummate the purchase herein contemplated) are subject to the following conditions precedent:

         Section 12.1 Correctness of Warranties, etc. The warranties and representations made by Martin herein or in any Exhibit or list or information required to be delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and Martin shall have, in all material respects, performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date.

         Section 12.2 No Proceedings. No proceeding or formal investigation shall have been commenced by any governmental or regulatory agency or by any other person or entity with respect to any of the transactions contemplated by this Agreement.

         Section 12.3 Satisfaction of Buyer and its Counsel. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received copies of such documents as its counsel may reasonably request in connection with said transactions.

         Section 12.4 Opinion of Counsel. At the closing there shall be delivered to Buyer the written opinion of Bradley Arant Rose & White LLP, counsel for Martin, dated the Closing Date, substantially in the form annexed hereto as Schedule F. Such opinion shall be acceptable to Buyer and its counsel.

         Section 12.5 Consents. In the case of those properties, franchises, agreements, leases, contracts or other rights or commitments of Martin and to be assumed by Buyer which are not transferable or assignable to Buyer or cannot be purchased or assigned by Buyer pursuant to this Agreement without the consent of another party, there shall have been delivered to Buyer the written consent of such party to such transfer and assignment to Buyer and assumption by Buyer pursuant to this Agreement.

         Section 12.6 Officer's Certificates. Buyer shall have received a certificate or certificates executed by the President or a Vice President of Martin to the effect that the conditions set forth in Sections 12.1, 12.2 and
12.5 of this Article 12 have been satisfied.

         Section 12.7 Condition of Inventory and Equipment. The Inventory and Equipment delivered to Buyer shall be in the same condition upon such delivery as at the time of inspection of the Inventory and Equipment by Buyer as determined in Buyer's sole discretion. Any damage to the Inventory or Equipment between Buyer's inspection and the Closing Date shall be the sole responsibility of Martin.

         Section 12.8 Vendor Releases. Prior to or at Closing Martin shall deliver to Buyer letters from those vendors set forth in Exhibit 12.8 hereto confirming Martin's ownership of tooling held by such vendor and the right of Buyer, following the purchase of such tooling, to ownership and control of such tooling without further conditions or contingencies, in a form of confirming corresponding as set forth on Exhibit 12.8 (A) attached hereto.


                                  ARTICLE 13.
                   CONDITIONS TO CLOSING APPLICABLE TO MARTIN

         The obligations of Martin hereunder (including the obligation of Martin to close the transactions herein contemplated) are subject to the following conditions precedent:

         Section 13.1 Correctness of Warranties, etc. All warranties and representations made by Buyer herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Buyer shall have, in all material respects, performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date, and at the closing Martin shall have received a certificate executed by an officer of Buyer to the foregoing effects.

         Section 13.2 No Proceedings. No proceeding or formal investigation shall have been commenced by any governmental or regulatory agency or by any other person or entity with respect to any of the transactions contemplated in this Agreement.

         Section 13.3 Satisfaction of Martin and its Counsel. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Martin and its counsel, and Martin and its counsel shall have received copies of such documents as its counsel may reasonably request in connection with said transactions.

         Section 13.4 Opinion of Counsel to Buyer. At the closing, there shall be delivered to Martin the written opinion of Mathis, Marifian, Richter & Grandy, Ltd., counsel for Buyer, dated the Closing Date, substantially in the form attached hereto as Schedule G. Such opinion shall be acceptable to Martin and its counsel.


                                  ARTICLE 14.
                                    BROKERS

         The parties hereto agree that this Agreement was not induced or procured through any person, firm or corporation acting as a broker or finder, other than McDonald Investments Inc., whose fee shall be the expense of Martin and not of Buyer. Buyer, on the one hand, and Martin, on the other, agree to hold each other harmless from any loss, damage or expense resulting from any claim by any other person, firm or corporation based upon any such other person, firm or corporation having acted as a broker or finder for or in connection with this transaction on behalf of Buyer on the one hand, or on behalf of Martin on the other.


                                  ARTICLE 15.
                                 MISCELLANEOUS

         Section 15.1 Termination of Agreement. This Agreement may be terminated under any of the following circumstances by notice given on or before the Closing Date:

         (i) Buyer shall have the right to terminate if, during the period from the date hereof to the Closing Date, Buyer shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Martin set forth in this agreement, or Martin shall fail in any material respect to perform the covenants set forth in Article 6 of this Agreement.

         (ii) Martin shall have the right to terminate if, during the period from the date hereof to the Closing Date, Martin shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Buyer set forth in this Agreement, or Buyer shall fail in any material respect to perform the covenants set forth in Article 7 of this Agreement.

         (iii) Either Buyer or Martin may, at its election, waive any of its rights to terminate this Agreement under the provisions of this Section 15.1, and shall be deemed to have waived such rights upon completion of the closing under this Agreement.

         Section 15.2 Notices. Unless otherwise notified in writing to the contrary, any notice required or permitted by the terms hereof to be given any party hereto shall be effectively delivered for all purposes if delivered personally or if mailed, upon deposit in the United States mail, postage prepaid, and if directed to Martin, properly addressed to it at 301 East Tennessee Street, Florence, Alabama 35630,
Attention: Jack Duncan, President, with copy thereof addressed and mailed to Bradley Arant Rose & White LLP, 2001 Park Place, Suite 1400, Birmingham, Alabama 35203, Attention: Denson N. Franklin III, and if directed to Buyer properly addressed to Empire Comfort Systems, Inc., 918 Freeburg Avenue, Belleville, Illinois 62222 Attention: John A. Hart, President, with a copy thereof addressed and mailed to Mathis, Marifian, Richter & Grandy, Ltd., 720 West Main Street, Suite 100, Belleville, Illinois 62220, Attention: Patrick B. Mathis.

         Section 15.3 Governing Law; Arbitration. This Agreement shall be governed in all respects in conformity with the intent of the parties as expressed in the provisions of this Agreement. To the extent any issue between the parties is not controlled by this Agreement, then any dispute between the parties shall be governed and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles. UNLESS THIS AGREEMENT SPECIFICALLY PROVIDES FOR ANOTHER TYPE OF DISPUTE RESOLUTION WITH RESPECT TO A PARTICULAR KIND OF DISPUTE, ANY AND ALL CONTROVERSIES AND CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. Any such arbitration proceedings shall be and remain confidential. The panel of arbitrators for any such arbitration shall consist of three members of the American Arbitration Association, one of whom shall be selected by Buyer, one of whom shall be selected by Martin, and the third who will be selected by the other two. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties specifically acknowledge that this Agreement evidences a transaction involving, affecting, affected by, and a part of, interstate commerce and that this agreement to arbitrate is governed by and enforceable under 9 U.S.C. 1 et seq. The place of arbitration shall be Nashville, Tennessee.

         Section 15.4 Table of Contents; Captions. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement.

         Section 15.5 Incorporation of Exhibits. This Agreement shall be deemed to have incorporated by reference all of the Exhibits and Schedules referred to herein to the same extent as if such Exhibits were fully set forth herein. Each reference herein to "the Agreement" or "this Agreement" shall be construed to include each such Exhibit and Schedules.

         Section 15.6 Entire Agreement and Amendment. This Agreement and the Exhibits attached hereto represent the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the parties with respect to that subject matter. This Agreement may not be amended or modified except by a written instrument executed by an officer of Buyer and an officer of Martin.

         Section 15.7 Successors and Assigns. Buyer may assign this Agreement in whole or in part to any subsidiary or to any person who becomes a successor in interest (by purchase of stock or otherwise) to Buyer; provided, however, that such assignment shall not relieve Buyer of its obligations under
Article 11; provided further that no such assignment shall reduce or otherwise vitiate any of the obligations of Martin. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto, and their respective successors, heirs, permitted assigns, and personal and legal representatives.

         Section 15.8 Counterparts. This Agreement may be executed simultaneously and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 15.9 Facsimile Signatures. A signature on a counterpart may be a facsimile or an electronically transmitted signature, and such signature shall have the same force and effect as an original signature.


                                   ARTICLE 16
                              BULK SALE OBLIGATION

         In the event that it is determined that the bulk sale statute of any state or states apply to this transaction, Martin agrees to indemnify and hold harmless the Buyer from any claim, loss or liability, including, attorneys fees, costs and expenses related thereto, arising from or resulting from the parties failure to provide notices or otherwise comply with the provisions of any such bulk sale statute.


                                   ARTICLE 17
                          SERVICING OF WARRANTY CLAIMS

         Section 17.1 Buyer's Warranty Coverage. Buyer shall be responsible for servicing all post-closing claims received by Buyer or Martin made by customers or consumers pursuant to the product warranties issued by Martin on Broilmaster gas barbeque grill products sold by Martin on or before the Effective Time ("Warranty Claims"). In the event that Martin receives any Warranty Claim, Martin will either (1) forward any and all information pertaining to such Warranty Claim received by Martin from the customer to Buyer within fifteen (15) days of receipt thereof, or (2) direct the customer to contact Buyer directly for servicing of such Warranty Claim.

         Section 17.2 Martin's Coverage of Costs. Martin will be financially responsible for Parts, Labor and Shipping ("Costs") on all Warranty Claims until the Expiration Date (as defined below). For purposes of this
Article 17 the following meanings shall apply:

         (i) "Parts" shall mean the Actual Cost of any component or part which is repaired or replaced pursuant to the Warranty Claim.

         (ii) "Labor" shall mean reasonable labor costs incurred by Buyer in repairing or replacing the product or any part thereof. Unless otherwise agreed by the parties the charge for Labor shall be $10.00 per Warranty Claim Transaction;

provided, however, in no event shall Labor Costs exceed $30,000.00 in any calendar year, such limitations to be prorated for any partial calendar year of the term of this Agreement. As used herein the term "Warranty Claim Transaction" shall constitute a single order for warranty service which may consist of one or more parts required to service the Warranty Claim.

         (iii) "Shipping" shall mean the actual cost of any reasonable and normal shipping or third party handling fees incurred by Buyer in servicing the Warranty Claim

         (iv) "Actual Cost" of each Part shall mean, in the case of products acquired hereunder, the Inventory cost for such product except as to those Parts acquired hereunder listed on Exhibit 17.2 which shall be priced as shown on said Exhibit; in the case of products acquired hereafter, the invoice cost of such product.

         Section 17.3 Warranty/Schedule. Within thirty (30) days after the close of each calendar quarter during the four (4) year period following the date of this Agreement, Buyer shall provide Martin with a schedule of information (the "Warranty Schedule") concerning Warranty Claims serviced by Buyer during such calendar quarter. The Warranty Schedule shall include the nature of each Warranty Claim, the date of the sale of the product with respect to which the Warranty Claim was made, the Parts used, the Actual Cost of such Parts used, the Labor performed and the Labor Cost and Shipping Cost with respect to each Warranty Claim, and the total Costs of all such Warranty Claims during the quarter. Buyer shall assert a claim against the escrow referenced in
Section 17.4 for the amount of Warranty Claims serviced by Buyer ( the "Claim") by providing a copy of the Warranty Schedule and a demand for payment of the Claim amount shown thereon (a "Claim Notice") to Martin, with a copy to the Escrow Agent. Martin shall have the right at any reasonable time and from time to time to review Buyer's records and work papers which are the basis of or support the information contained in the Warranty Schedule. In the event Martin disagrees with a Warranty Claim or Cost included in the Warranty Schedule, it shall notify Buyer of such disagreement within thirty (30) days of its receipt of the Warranty Schedule or, if a claim has been made pursuant to the Warranty Escrow Agreement, pursuant to the requirements thereof. Thereafter, the parties will seek to settle their disagreement through negotiation or, if negotiations are unsuccessful, in accordance with the dispute resolution provisions contained in Section 15.3 above.

         Section 17.4 Warranty Escrow As referenced under Section 3.2 (ii) above,Two Hundred Thousand Dollars ($200,000.00) of the Purchase Price will be held in escrow, pursuant to the terms and provisions of the Warranty Claims Escrow Agreement attached hereto as Schedule B, by Escrow Agent (as defined therein) for a period of four (4) years beginning on the Closing Date. Buyer shall be reimbursed from such funds held in escrow for any Costs incurred by Buyer.

         Section 17.5 Expiration of Escrow. For the four (4) year period referenced under Section 17.4 Martin will maintain a $25,000.00 balance in the Warranty Claims Escrow by contribution of additional funds as necessary within thirty (30) days of Martin's receipt of notice from the Escrow Agent or Buyer of the escrow balance falling below $25,000.00. At the expiration of such four
(4) year period (the "Expiration Date"), the funds remaining in escrow which are not subject to pending Warranty Claims shall be distributed to Martin and Buyer will be deemed to have assumed, and will assume, all future liability for Warranty Claims made by customers or consumers after the Expiration Date pursuant to product warranties issued by Martin on Broilmaster gas barbeque grill products sold by Martin prior to the Effective Time. Following the Expiration Date, Buyer will indemnify and hold harmless Martin from and against any and all loss, damage or expense (including reasonable attorneys' fees) suffered by Martin resulting from any failure by Buyer to honor and fulfill the obligation with respect to Warranty Claims from and after the Expiration Date. Martin will notify Buyer of any indemnification claim in accordance with Section 11.4 above.

         Section 17.6 Termination of Warranty Claims Obligations. Buyer's obligation to service Warranty Claims under this Section 17, including Buyer's assumption of future liability for Warranty Claims made by customers or consumers after the Expiration Date as referenced under Section 17.5 above, shall terminate, and Buyer shall have no further obligation hereunder related to the Warranty Claims, if at any time during the four (4) year period contemplated in Section 17.4 above the balance maintained in the escrow account falls below $25,000 and Martin fails to contribute those additional funds required to restore the balance to the $25,000 level within the thirty (30) day time frame referenced under Section 17.4 In such event the effective date of the termination of Empire's obligations to service the Warranty Claims shall be the date of notice to Martin requesting replenishment of the $25,000 minimum balance to be held in the escrow account

         Section 17.7 Right to Continue Warranty Coverage. Notwithstanding the foregoing right to terminate Warranty Claims Coverage under Section 17.6, Buyer may, in Buyer's sole discretion, elect to continue servicing Warranty Claims and bill Martin for all such Costs as provided under Sections 17.2 and
17.3. In such event, any amounts so billed shall be paid by Martin to the Buyer within thirty (30) days of receipt of written demand for reimbursement of the Costs of servicing such Warranty Claims.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, Martin and Buyer have each caused this Agreement to be duly executed on their respective behalves by their respective duly authorized officers all as of the day and year first above written.



                                    MARTIN INDUSTRIES, INC.


                                    By  /s/ JOHN L. DUNCAN
                                      -----------------------------------------
                                                    Its President



                                    EMPIRE COMFORT SYSTEMS, INC.


                                    By  /s/ JOHN A. HART
                                      -----------------------------------------
                                      John A. Hart, President